EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated July 1, 2011, between TERRA ENERGY & RESOURCE TECHNOLOGIES, INC., a Delaware corporation (“Employer”), and Dmitry Vilbaum, an individual (“Employee”).

WITNESSETH:

WHEREAS, Employer desires the continued services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

1.           EMPLOYMENT.  Employer hereby agrees to employ Employee, and Employee hereby agrees to serve, as Chief Executive Officer of Employer and as a director and/or executive of any of the Employer’s subsidiaries, for the Term of Employment (as defined in Section 2).  Employee agrees to perform such services as are customary for such offices.  Employee further agrees to use Employee’s best efforts to promote the interest of Employer and to devote such of Employee’s full business time and energies as are reasonably required during normal business hours to the business and affairs of Employer during the Term of Employment.  Effective July 1, 2011, the terms and conditions of this Agreement shall supersede those pursuant to the employment agreement between the parties, dated as of April 23, 2008, as may be amended, modified or extended to date (whether orally or in writing), and such prior employment terms shall no longer operate; provided, however, that Employee retains all rights as to any compensation and other monetary benefits due thereunder but not yet paid.

2.           TERM OF EMPLOYMENT.  The employment period hereunder shall commence on July 1, 2011 and shall continue until June 30, 2015 (the “Term of Employment”), unless earlier terminated: (a) upon death of Employee; (b) at the option of Employer upon 30 days’ prior written notice to Employee, in the event Employee, by reason of physical injury or illness, is unable to materially perform his duties hereunder for a continuous period of 120 days and has no expectation of returning to work within a reasonable time thereafter; (c) on three months’ prior written notice at the option of either Employee or the Employer without cause; or (d) upon the discharge of Employee by the Board of Directors of Employer for “cause” (as defined in Section 8 of this Agreement).

3.           COMPENSATION.

(a)           Base Salary.  As compensation for the services to be provided hereunder and in consideration of Employee’s agreement not to compete as set forth in Section 4, during the first year of employment hereunder, Employer shall pay Employee an annual salary, payable bi-weekly, at the rate of Two Hundred Thousand Dollars ($200,000), less all applicable withholdings and payroll taxes, and, thereafter for the reminder of the Term of Employment,

Employer shall pay Employee an annual salary, payable bi-weekly, at the rate of Two Hundred Fifty Thousand Dollars ($250,000), less all applicable withholdings and payroll taxes.

(b)           Performance Based Bonus.  Employee shall be eligible for a cash bonus in an amount of up to 200% of the Base Salary, payable upon achievement of performance targets and thresholds to be established by the Board of Directors, such as achievement of certain market price, business performance, or other criteria, determined by the Board of Directors in its reasonable discretion.  Upon achievement of 100%-120% of the performance target, the Employer shall pay Employee a bonus equal to 100% of the Base Salary.  Upon achievement of more than 120% of the performance target, the Employer shall pay Employee a bonus of no less than 150% of the Base Salary, and up to, in the discretion of the Board of the Directors, 200% of the Base Salary.  No performance bonus will be payable in connection with achievement of less than 100% of the performance target.

(c)           Employee Benefits.  Notwithstanding anything to the contrary in this Agreement, Employee shall be entitled to an annual performance bonus or other bonus and an annual increase in salary as determined by the Board of Directors from time to time.  Employee shall be entitled to the following fringe benefits: (i) family medical and dental insurance (assuming eligibility) under such group medical and dental insurance policies with insurance premiums not exceeding $20,000 per year; (ii) twelve (12) sick days per year; (iii) three (3) weeks vacation in each year fully worked; (iv) 10 holidays; and (v) participation in such employee benefit plans, including 401(k) or similar retirement plans, as Employer may adopt.

(d)           Payment Upon Early Termination.

(i)           In the event of early termination of employment for reason specified in clause (d) of Section 2 above, Employer shall no longer be obligated to make any payments of compensation to Employee or Employee’s estate under this Agreement; provided, however, any compensation, salary and/or bonus earned and/or vested for prior periods, but not yet paid, shall be paid by Employer to Employee or Employee’s estate within 5 business days of such termination; and further provided that no bonus pursuant to Section 3(b) of this Agreement shall be payable if Employee was terminated for “cause” in accordance with Section 8 of this Agreement.

(ii)           If Employer terminates Employee’s employment during the Term of Employment for any reason other than those specified in clause (d) of Section 2 or in Section 8, Employer shall pay Employee a lump sum amount equal to three (3) months of Employee’s Base Salary in effect at the time of termination, calculated from the effective date of termination, payable within ten business days of termination.  In addition, subject to the above, all fringe benefits provided for herein, shall continue for three (3) months from the effective date of termination of the employment of Employee, and all compensatory securities granted to Employee shall vest (to the extent not earlier vested) on the date of such termination.

(iii)           Following service of a notice during the Term of Employment by either party for the reason specified in clause (c) of Section 2, Employer shall have the right to require the Employee not to perform any services for the Employer until the termination becomes effective, subject to payment to the Employee of the salary for three (3) months.

(e)           Stock Options.  On July 1, 2011, Employer shall issue to Employee stock options to purchase an aggregate of five million (5,000,000) shares of Employer’s common stock (the “Options”), subject to vesting and exercisability as follows:

(1)           2,000,000 options shall vest on July 1, 2011, and such options shall be exercisable at $0.05 per share and shall expire on the fifth year anniversary date of vesting;

(2)           1,000,000 options shall vest on July 1, 2012, and shall be exercisable at $0.10 per share and shall expire on the fifth year anniversary date of vesting;

(3)           1,000,000 options shall vest on July 1, 2013, and shall be exercisable at $0.15 per share and shall expire on the fifth year anniversary date of vesting; and

(4)           1,000,000 options shall vest on July 1, 2014, and shall be exercisable at $0.20 per share and shall expire on the fifth year anniversary date of vesting.

The vesting schedule is subject to the Employee’s continued employment at the time of each vesting period subject to clause 3(d)(ii).  The Company intends to file a registration statement covering the shares underlying all employee options, and will include the Employee’s Options in such filing.

(f)           If Employee dies during the Term of Employment, Employer shall pay to Employee’s estate the compensation that would otherwise be payable to Employee pursuant to this Agreement.

(g)           Employee shall receive a one-time retention bonus of $20,000 payable within five business days of Employee’s first day of service under this Agreement.

4.           COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

(a)           Covenant Not to Compete and Solicit.  During the Term of Employment, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its business operations, or in any way materially competing with Employer, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer.  The decision of Employer’s Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith, or as adjudicated in a court of law.  Employee confirms that the Employer presently conducts business operations based on interpreting of various modalities used in analyzing, reporting on and recommending sites for exploration and recovery of natural resources.  For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of five percent (5%) of any class of such securities shall not be considered to be competition with Employer.  Nothing herein shall prohibit Employee from holding securities in, or serving on the board of directors of, a company that Employee was affiliated with at the time of commencement of employment with the Company.

During his employment and during one year after termination of Employee’s employment with Employer, Employee will not, in a capacity that Employee performs for Employer pursuant to this Agreement, compete, directly or indirectly, with Employer’s STeP® and Employer’s other proprietary technology analysis business.  The term “not compete” as used herein shall mean that the Employee shall not own, manage, operate, or be employed in a business competitive with utilizing STeP® and Employer’s other proprietary technology.

For a period of one (1) year after termination of Employee’s employment with Employer, except with Employer’s specific written permission, which shall not be unreasonably withheld, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees, by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client of Employer’s (that became clients of Employer during the Term of Employment) for Employee’s benefit or for any other entity, if such solicitation shall be in direct competition with the Employer or materially harmful to the business of Employer.

It is the desire and intent of the parties that if any provisions of this Section 4(a) shall be adjudicated to be invalid or unenforceable, this Section 4(a) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

(b)           Intellectual Property.  During the Term of Employment, Employee will disclose to Employer, all ideas, inventions and business plans developed by Employee during such period which directly relate to the business of Employer, including without limitation any such process, operation, product or improvement which may be patentable or copyrightable.  Employee agrees that such will be the property of Employer, and that Employee will, at Employer’s request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

(c)           Confidentiality.  Employee agrees that during the term of his employment and for five (5) years thereafter, other than for the purpose of furtherance of the business of the Company, not to divulge to anyone (other than Employer or any other persons employed or designated by Employer, which designation has already been made by Employer to include that disclosure to the Institute is specifically, and at all times, permitted) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources, required by law, or requested by governmental body or an NGO, including NASD).  Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

5.           REIMBURSEMENT OF BUSINESS EXPENSES.  Employee shall be entitled to be reimbursed for reasonable travel and other business related expenses incurred in connection with Employee’s services to Employer pursuant to and during the Term of Employment upon a basis consistent with the policies established or announced by Employer.  Notwithstanding the foregoing, during the Term of Employment, non-economy class air travel will be limited to intercontinental flights only in business class.

6.           OTHER PRIVILEGES.

(a)           Cellular Phone.  During the Term of Employment, Employer agrees to provide Employee with a cellular phone for business use at Employer’s cost and expense.

(b)           Automobile.  During the term hereof, Employer agrees to reimburse Employee for lease, insurance, parking, and gas expenses, on a 5/7 basis, in an amount not to exceed in the aggregate $12,000 per year.

(c)           Spouse travel.  During the term hereof, Employer agrees to reimburse Employee for the expenses of Employee’s spouse travel with the Employee at Employee’s business trips two times per year (considered as additional taxable income).

7.           BREACH BY EMPLOYEE.  Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement , or other than as allowed herein, performs services during the Term of Employment for any person, firm, corporation or other entity engaged in a competing line of business with Employer, and fails to correct or substantially cure such breach within a reasonable time after receipt of written notice to cure, the Employer shall be entitled to terminate this agreement. In the event of breach of confidentiality, the Employer may seek an injunction.

8.           TERMINATION FOR CAUSE.  Employer may terminate Employee for cause at any time.  For purposes of this Agreement, an event or occurrence constituting “cause” shall mean:

(a)           Employee’s continued willful failure or refusal after notice thereof, to perform specific directives of Employer’s Board of Directors, which shall not be illegal in nature, when such directives are consistent with the scope and nature of Employee’s duties and responsibilities as set forth in Section 1 and elsewhere herein and such failure or refusal is: (i) not corrected within a reasonable time after receipt of written notice is sent by Employer’s Board of Directors after resolution authorizing such notice; (ii) the direct material cause of material damages to the Employer;

(b)           Employee’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation and final resolution of all appeals therefrom;

(c)           Any court determination of gross or willful conduct of Employee resulting in substantial loss to Employer, substantial damage to Employer’s reputation or any material theft from Employer;

(d)           Other than by reason of physical injury or illness, a determination of Employee’s material willful failure to perform the duties and responsibilities under this Agreement causing material damage to Employer;

(f)           A determination of any material breach (not covered by any of the clauses (a) through (d)) of any of the provisions of this Agreement, causing material damage to Employer, and such breach was not cured within ten days, or such other greater amount of time as is reasonable under the circumstances, after written notice thereof is delivered to Employee by Employer.

9.           ASSIGNMENT.  This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by either party, including indirectly.  The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer.  Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or business combination that Employer may effect hereafter, except as limited or otherwise provided elsewhere in this Agreement, and subject to such other provisions.

10.           GOVERNING LAW; CAPTIONS.  This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York.  It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Board of Directors of Employer.  Any dispute shall be resolved in the courts located in the County of New York in the State of New York.  Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

11.           NOTICES.  Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

if to Employee, to:
the address on file with the Employer

if to Employer, to:
Attn.: Board of Directors
TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.
99 Park Avenue, 16th Floor
New York, New York 10016
Fax: 917-591-5988

12.           PRIOR AGREEMENTS.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

13.           Employer shall indemnify and hold harmless, the Employee to the full extent allowed by law, for any claims, damages, losses, including attorneys fees, if such claims, damages or losses are related to the employment hereunder, save for the gross negligence or willful misconduct on the part of the Employee.

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By:            /s/ Alexander Agaian
Name:            Alexander Agaian
Title:            President

EMPLOYEE

/s/ Dmitry Vilbaum
Dmitry Vilbaum